Exhibit 10.2

EXECUTION VERSION

COMPANY SUPPORT AGREEMENT

This Company Support Agreement (this “Support Agreement”) is dated as of June 21, 2023, by and among Humanitario Capital LLC, a Puerto Rico limited liability company (the “Stockholder”), TLGY Acquisition Corporation, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Effective Time (“Acquiror”), and Verde Bioresins, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 2,648,364,984 shares of the Company’s Common Stock (the “Stockholder Shares”), (ii) (a) that certain Common Stock Purchase Warrant, dated as of February 17, 2023, (b) that certain Common Stock Purchase Warrant, dated as of February 8, 2021, and (c) that certain Common Stock Purchase Warrant, dated as of June 15, 2023 (together, the “Stockholder Warrants”), and (iii) (a) that certain Secured Convertible Promissory Note issued by the Company to Stockholder, dated as of February 17, 2023, and (b) that certain Secured Convertible Promissory Note issued by the Company to Stockholder, dated June 15, 2023 (together, the “Stockholder Notes”);

WHEREAS, prior to the execution and delivery of this Support Agreement, Acquiror, Virgo Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), the Company, and, solely for certain sections and article named therein, TLGY Sponsors LLC, a Cayman Islands limited liability company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of June 21, 2023, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving company and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein (the “Merger”);

WHEREAS, the Merger Agreement contemplates that the Stockholder will receive, pursuant to the terms of the Merger Agreement, (i) certain shares of Acquiror Common Stock at the Closing (such shares, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Closing Shares”) and (ii) following the Closing, and as additional consideration for the Merger and the transactions contemplated thereby, promptly upon the occurrence of one or more Triggering Events, certain Earnout Shares (such shares, if and when issued, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Conditional Shares”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SUPPORT AGREEMENT; COVENANTS; RELEASE; SUBSCRIPTION COMMITMENT; VOTING TRUST AGREEMENT

1.1            Binding Effect of Merger Agreement. The Stockholder hereby acknowledges that it has read the Merger Agreement and this Support Agreement and has had the opportunity to consult with its tax and legal advisors. During the term commencing on the date hereof and ending at the Expiration Time, the Stockholder shall be bound by and comply with Section 8.04 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) the Stockholder was an original signatory to the Merger Agreement with respect to such provision, and (b) each reference to the “Stockholder” contained in Section 8.04 of the Merger Agreement also referred to the Stockholder.

1.2            No Transfer. During the period commencing on the date hereof and ending on the earliest to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms (the earlier of clauses (a) and (b), the “Expiration Time”), the Stockholder shall not, except in each case pursuant to the Merger Agreement, Transfer any of the Stockholder Shares, the Stockholder Warrants or the Stockholder Notes; provided, however, that the foregoing shall not prohibit Transfers between the Stockholder and any Affiliate of the Stockholder, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror and the Company a joinder to this Support Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve such Stockholder of its obligations under this Support Agreement. Any Transfer in violation of this Section 1.2 shall be null and void. Notwithstanding anything to the contrary above, the Stockholder shall not be prohibited from exercising or converting the Stockholder Warrants or the Stockholder Notes into Company Common Stock, and such Company Common Stock issued upon conversion of the Stockholder Warrants or the Stockholder Notes shall be deemed to be “Stockholder Shares” for purposes of this Support Agreement. “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

1.3            New Shares. In the event that after the date hereof (a) any shares of Company Common Stock are issued to the Stockholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of the Stockholder Shares, on or affecting the Stockholder Shares owned by the Stockholder or otherwise, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any Company Common Stock or other equity securities of the Company, or (c) the Stockholder acquires the right to vote or share in the voting of any Company Common Stock or other equity securities of the Company (such Company Common Stock or other equity securities of the Company, collectively, the “New Securities”), then such New Securities acquired or purchased by the Stockholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Stockholder Shares owned by the Stockholder as of the date hereof.

1.4            Closing Date Deliverables. Upon the Closing, the Stockholder shall deliver to Acquiror and the Company (a) a duly executed copy of the Registration Rights Agreement, by and among Acquiror, the Company, certain of the Acquiror Shareholders and certain of the Company Stockholders, and (b) a duly executed copy of the Company Lock-Up Agreement, by and among Acquiror and the Stockholder.

1.5            Conversion of Stockholder Notes. In connection with the Closing and immediately prior to the Effective Time, the Stockholder and the Company each shall take all actions for the Stockholder Notes to be converted into shares of the Company Common Stock pursuant to the terms of the applicable Stockholder Note.

1.6            Conversion of Stockholder Warrants. In connection with the Closing and immediately prior to the Effective Time, the Stockholder and the Company each shall take all actions for the Stockholder Warrants to be converted into shares of the Company Common Stock pursuant to the terms of that certain Convertible Note and Warrant Purchase Agreement, dated as of June 15, 2023, between the Company and the Stockholder.

1.7            Voting and Support Agreement.

(a)            Except as contemplated or permitted under the Merger Agreement, during the period commencing on the date hereof and ending at the Expiration Time, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in respect of or as contemplated by the Merger Agreement or the transactions contemplated thereby in a form reasonably acceptable to Acquiror, the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Stockholder Shares (to the extent such Stockholder Shares are entitled to vote on or provide consent with respect to such matter):

(i)            to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger;

(ii)           in any other circumstances upon which a consent, waiver or other approval is required under the Company Organizational Documents or under any agreements between the Company and its stockholders or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of the Stockholder’s Stockholder Shares held at such time in favor thereof (to the extent such Stockholder Shares are entitled to vote on or provide consent, waiver or approval with respect to such matter);

(iii)            against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the transactions contemplated thereby, including the Merger);

(iv)            against any change in the business, management or Board of Directors of the Company that would or would reasonably be expected to adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement, including the Merger; and

(v)            against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Support Agreement, the Merger Agreement or the transactions contemplated thereby, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock or securities convertible into capital stock of, the Company; and

(vi)           the Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

1.8            Further Assurances. The Stockholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Law) to consummate the Merger and the other transactions contemplated by the Merger Agreement and this Support Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.9            No Inconsistent Agreement. The Stockholder hereby represents and covenants that such Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder.

1.10            Subscription Commitment. The Stockholder hereby covenants and agrees, subject to the provisions of this Section 1.10, to subscribe for and purchase from the Acquiror upon the Closing, a number of shares of the Acquiror’s Common Stock equal to the Subscription Amount (as defined below), at a purchase price of $10.00 per share (the “PIPE Investment”). The Stockholder’s obligation to make the PIPE Investment is subject to the Acquiror receiving commitments from one or more Financial Institutional Investors (as defined below) to purchase shares of the Acquiror’s Common Stock at the Closing (such commitments, collectively, “Institutional PIPE Proceeds”); the Stockholder shall not have any obligation to make the PIPE Investment if the Acquiror accepts a subscription to purchase shares of the Acquiror’s Common Stock at the Closing from one or more Strategic Investors (as defined below). The closing of the PIPE Investment is contingent upon the concurrent consummation of the Closing. Promptly following the date hereof, the Stockholder agrees to execute and deliver to Acquiror a subscription agreement in connection with the PIPE Investment on customary market terms (other than as specified herein) on a form consented to by Acquiror in good faith (such consent shall not be unreasonably withheld, conditioned or delayed).

For purposes of this Section 1.10, “Subscription Amount” means the lesser of (i) 10% of the Institutional PIPE Proceeds or (ii) $25,000,000 (provided that any proceeds invested by the Stockholder in the Company in the form of equity or equity-linked securities during the period between the execution of the Merger Agreement and the Closing (including, for the avoidance of doubt, any Stockholder Extension Advances), to the extent such equity or equity-linked securities are not redeemed or such proceeds are not otherwise repaid to the Stockholder by the Company prior to or upon the Effective Time, shall be deducted from the Subscription Amount).

For purposes of this Section 1.10, “Financial Institutional Investor” shall mean any institutional investor that is a bank, a non-bank financial institution, mutual fund, registered investment company, pension fund, hedge fund, private equity fund, venture capital fund, insurance company, sovereign wealth fund, family office or other similar institutional investor regularly engaged in the business of making financial investments that (A) also qualifies as either (i) a “qualified institutional buyer” under Rule 144A of the Securities Act of 1933 or (ii) as an institutional “accredited investor” under Rule 501(a)(1), (2), (3), (7), (8), (9) or (12) and (B) that is also an “institutional account” within the meaning of FINRA Rule 4512; provided, however, that, for the avoidance of doubt, the term “Financial Institutional Investor” shall not include any entity that is a “Strategic Investor” (as defined below).

For purposes of this Section 1.10, “Strategic Investor” shall mean (i) any operating company that is engaged in the same or a similar industry to the Company or that is an actual or potential customer, supplier, manufacturer, vendor of the Company or is an actual or potential strategic or commercial collaborator or partner of or otherwise having an actual or potential strategic commercial relationship with the Company, (ii) any competitor of the Company, (iii) any Person that would otherwise commonly be considered a strategic investor with respect to the Company, or (iv) any entity that would otherwise constitute a Financial Institutional Investor but is the controlling Affiliate of any Person referred to in clauses (i), (ii) or (iii) of this definition of Strategic Investor; provided that the Stockholder shall notify Acquiror in writing prior to the Effective Time if it deems any investor that is subscribing to purchase shares of the Acquiror’s Common Stock at the Closing as a “Strategic Investor”.

1.11            Commitment to Extend Company Extension Loan. The Stockholder hereby covenants and agrees, if any Company Extension Loan(s) is required to be provided by the Company to Acquiror pursuant to the terms of the Merger Agreement, to provide an equivalent amount to the Company to finance such Company Extension Loan(s) (each such amount, a “Stockholder Extension Advance”), if requested by the Company in writing at least five (5) Business Days prior to the funding date of such Company Extension Loan. Interest on each Stockholder Extension Advance shall accrue at a fixed rate equal to 10% per annum through and including the day on which such Stockholder Extension Advance is repaid in full or converted in accordance with this Section 1.11, shall be computed on the basis of a year of three hundred sixty-five (365) days for the actual number of days elapsed, and shall be compounded monthly. The Company shall issue to the Stockholder a convertible promissory note in respect of each Stockholder Extension Advance on terms consistent with this Section 1.11 and otherwise on substantially the same terms as the Stockholder Notes. The Stockholder shall have the right to direct the Company to convert all or any portion of the aggregate outstanding principal amount of the Company Extension Loans (together with accrued and unpaid interest thereon) into Acquiror Common Stock pursuant to Section 7.13(g) of the Merger Agreement, and any Acquiror Common Stock issued in respect of the Company Extension Loans so converted shall be transferred by the Company to the Stockholder in exchange for the cancellation (in whole or in part) of the corresponding Stockholder Extension Advances.

1.12            Voting Trust Agreement. The Stockholder hereby covenants and agrees that, within ten (10) Business Days after the Registration Statement is declared effective under the Securities Act, the Stockholder will enter into a voting trust agreement, on terms and conditions set forth in Exhibit A hereto and otherwise on terms and conditions to the reasonable satisfaction of the Stockholder, the Company and the Acquiror (the “Voting Trust Agreement”), with an independent third-party trustee appointed by the Stockholder (which trustee shall not be an Affiliate of the Stockholder or a member of the immediate family of any Affiliate of the Stockholder) (the “Voting Trustee”), pursuant to which the Stockholder will transfer and assign to the Voting Trustee all of the Closing Shares and the Conditional Shares received (or to be received) by the Stockholder pursuant to the terms of the Merger Agreement, effective as of the Effective Time.

1.13            Waiver and Release of Claims. The Stockholder hereby covenants and agrees as follows:

(a)            Subject to and conditioned upon the Effective Time, effective as of the Effective Time (and subject to the limitations set forth in paragraph (c) below), the Stockholder, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that the Acquiror, shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge the Acquiror, the Company, and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Effective Time (each a “Claim” and, collectively, the “Claims”).

(b)            The Stockholder acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Support Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, the Stockholder acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. The Stockholder knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Stockholder understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives the Stockholder the right not to release existing Claims of which the Stockholder is not aware, unless the Stockholder voluntarily chooses to waive this right. Having been so apprised, the Stockholder nevertheless hereby voluntarily elects to and does waive any rights it may have that are described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 1.13, in each case, effective as of the Effective Time. The Stockholder acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 1.13 and that, without such waiver, the Acquiror and the Company would not have agreed to the terms of this Support Agreement.

(c)            Notwithstanding the foregoing provisions of this Section 1.13 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Support Agreement, the Merger Agreement, any of the Ancillary Agreements or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; (B) the Registration Rights Agreement; or (C) any underwriting agreement, business combination marketing agreement, financial advisory agreement, engagement letter or any similar agreement in respect of the transactions contemplated by the Merger Agreement to which a Releasing Party may be a party and that (in each case) is expressly disclosed in the Schedules of the Company, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms and the terms set forth in (x) the Merger Agreement or (y) this Support Agreement or the other Ancillary Agreements (if and to the extent applicable), (ii) any rights with respect to the capital stock or warrants of the Company owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of the Acquiror or any of its Subsidiaries or any indemnity or similar agreements by the Acquiror or any of its Subsidiaries with or for the benefit of a Releasing Party solely to the extent (in each case) set forth in the Schedules of the Company or as contemplated by Section 7.01 of the Merger Agreement.

(d)            Notwithstanding the foregoing provisions of this Section 1.13, nothing contained in this Support Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Article II
REPRESENTATIONS AND WARRANTIES

2.1            No Inconsistent Agreement. The Stockholder hereby represents and covenants that the Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder.

2.2            Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants as of the date hereof to Acquiror and the Company as follows:

(a)            Organization; Due Authorization. The Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Stockholder. This Support Agreement has been duly executed and delivered by the Stockholder, and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)            Ownership. The Stockholder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and have good title to, all of the Stockholder Shares, which represent 81.66% of the voting power of the outstanding Company Stock entitled to vote, voting together as a single class, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose) affecting any Stockholder Shares, other than any Permitted Liens or pursuant to (i) this Support Agreement, (ii) the Company Organizational Documents, or (iii) any applicable securities laws. Other than the Stockholder Shares, the Stockholder Warrants and the Stockholder Notes, the Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments for shares of the Company.

(c)            No Conflicts. The execution and delivery of this Support Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon the Stockholder or the Stockholder Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement. The Stockholder has full right and power to enter into this Support Agreement. For the avoidance of doubt, pursuant to the Company Organizational Documents, other than the consent of the Stockholder, no other consent of any other stockholder of the Company is required to obtain the Company Stockholder Approvals.

(d)            Litigation. Except as set forth in Schedule 2.2(d) attached hereto, (i) there are no Actions pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, before (or, in the case of any threatened Actions, that would be before) any Governmental Entity, that in any manner challenge or seek to prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement, (ii) the Stockholder has not been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked and (iii) the Stockholder (A) is not subject to or a respondent in any legal action for any injunction, cease and desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (B) has not been convicted of, or pleaded guilty to, any crime involving fraud relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (C) is not currently a defendant in any such criminal proceeding.

(e)            Acknowledgment. The Stockholder understands and acknowledges that each of the Company and the Acquiror is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Support Agreement.

Article III

MISCELLANEOUS

3.1            Termination. This Support Agreement and all of its provisions shall automatically terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms. Upon such termination of this Support Agreement, all obligations of the parties under this Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Support Agreement prior to such termination. This ARTICLE III shall survive the termination of this Support Agreement.

3.2            Governing Law. Sections 11.06 and 11.12 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

3.3            Assignment. This Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

3.4            Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Support Agreement and to enforce specifically the terms and provisions of this Support Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

3.5            Amendment; Waiver. This Support Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Stockholder.

3.6            Severability. If any provision of this Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Support Agreement will remain in full force and effect. Any provision of this Support Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.7            Notices. All notices, consents, waivers and other communications under this Support Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 3.7):

If to Acquiror (before the Effective Time):

TLGY Sponsors LLC

Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong SAR
Attention: Manager
E-mail: legalnotice@tlgysponsors.com

 jingoon@tlgyholdings.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton
45th Floor, Fortune Financial Center
5 Dong San Huan Zhong Lu
Chaoyang District, Beijing 100020
People’s Republic of China
Attention: Denise Shiu
E-mail: dshiu@cgsh.com

and

Cleary Gottlieb Steen & Hamilton
One Liberty Plaza
New York, NY 10006
Attention: Adam Brenneman
E-mail: abrenneman@cgsh.com

If to the Company:

Verde Bioresins, Inc
2001 Wilshire Blvd Ste 330,
Santa Monica, CA 90407,

Attn: Brian Gordon

E-mail: brian@verdebioresins.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

2600 El Camino Real, Suite 400

Palo Alto, CA 94306

Attn: Daniel Zimmermann

E-mail: Daniel.Zimmermann@wilmerhale.com

If to the Stockholder:

Humanitario Capital LLC

200 Dorado Beach Drive #3831

Dorado, Puerto Rico 00646

Attn: Terren S. Peizer

E-mail: terren@acuitasgh.com

3.8            Counterparts. This Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.9            Entire Agreement. This Support Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

3.10          Rights of Third Parties. Nothing expressed or implied in this Support Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Support Agreement.

3.11          Stockholder Transaction Expenses. If the Merger Agreement is terminated in accordance with its terms, promptly upon such termination, the Company shall reimburse the Stockholder for all Humanitario Transaction Expenses. For the avoidance of doubt, if the Closing occurs, Acquiror shall pay, or cause to be paid, the Humanitario Transaction Expenses in accordance with Section 3.09 of the Merger Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Stockholder, Acquiror and the Company have each caused this Support Agreement to be duly executed as of the date first written above.

TLGY Acquisition Corporation

By:	/s/ Jin-Goon Kim
Name: Jin-Goon Kim
Title: Chairman & Chief Executive Officer

Humanitario Capital LLC

By:	/s/ Terren S. Peizer
Name: Terren S. Peizer
Title: Sole Member

Verde Bioresins, Inc.

By:	/s/ Brian Gordon
Name: Brian Gordon
Title: President

[Signature Page to Company Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Company Support Agreement, dated as of June 21, 2023 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among TLGY Stockholders LLC, a Cayman Islands limited liability company (the “Stockholder Holdco”), TLGY Acquisition Corporation, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), Verde Bioresins, Inc., a Delaware corporation, and the Stockholder. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Name:

By:
Title:
Date:

Notice Address:

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Exhibit A

Terms of Voting Trust Agreement

In the event that, at any time during the term of the Voting Trust Agreement, (a) any shares of Acquiror Common Stock (including, for the avoidance of doubt, any Conditional Shares) are issued to the Stockholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of any of the Closing Shares or the Conditional Shares, on or affecting any of the Closing Shares or the Conditional Shares owned by the Stockholder or otherwise, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Acquiror Common Stock or (c) the Stockholder acquires the right to vote or share in the voting of any shares of Acquiror Common Stock, then all such shares of Acquiror Common Stock shall be subject to the Voting Trust Agreement.

During the term of the Voting Trust Agreement, the Voting Trustee shall vote all shares of Acquiror Common Stock subject to the Voting Trust Agreement in favor of any vote, consent or other action in the same proportion as voted by public stockholders of the Company that are not Affiliates of the Company with respect to such matter.

The Voting Trust Agreement shall remain in effect until the earliest to occur of the following: (a) the charges described in Schedule 2.2(d) attached to the Support Agreement are fully dismissed, (b) the fifth anniversary of the Third Closing Date, and (c) such time as the Stockholder and its Affiliates collectively beneficially own shares of Acquiror Common Stock representing in the aggregate less than 10% of the total voting power of all shares of Acquiror Common Stock then outstanding.

Schedule 2.2(d)

Litigation

On March 1, 2023, the U.S. Department of Justice announced charges and the U.S. Securities and Exchange Commission filed a civil complaint against Terren S. Peizer, the sole member, Chairman and managing member of Acuitas Group Holdings, LLC (“Acuitas”), an affiliate of Humanitario, alleging insider trading in the stock of an unrelated company, OnTrak, Inc. Acuitas was also named as a defendant in the SEC complaint. Mr. Peizer denies the allegations and is contesting both actions.